Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of (i) our report dated March 23, 2010 with respect to consolidated balance sheets of KBS Real Estate Investment Trust II, Inc. as of December 31, 2009 and 2008, the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended and the accompanying financial statement schedule; (ii) our report dated September 30, 2008 with respect to the statement of revenues over certain operating expenses of Mountain View Corporate Center for the year ended December 31, 2007; (iii) our report dated October 14, 2008 with respect to the statement of revenues over certain operating expenses of Campus Drive Buildings for the year ended December 31, 2007; (iv) our report dated October 16, 2009 with respect to the statement of revenues over certain operating expenses of the Willow Oaks Corporate Center for the year ended December 31, 2008; (v) our report dated March 25, 2010 with respect to the statement of revenues over certain operating expenses of Pierre Laclede Center for the year ended December 31, 2009; and, (vi) our report dated March 25, 2010 with respect to the statement of revenues over certain operating expenses of One Main Place for the year ended December 31, 2009, all incorporated by reference into Post-Effective Amendment No. 8 to the Registration Statement (Form S-11 No. 333-146341) and related Prospectus of KBS Real Estate Investment Trust II, Inc. for the registration of 280,000,000 shares of its common stock.

/s/ Ernst & Young LLP

Irvine, California

April 21, 2010